Exhibit 99.1

	CONTACT:	Jennifer Lavell Public Relations Specialist OshKosh B'Gosh, Inc. 920-232-4520
For Immediate Release

OSHKOSH B'GOSH, INC. ANNOUNCES SENIOR MANAGEMENT APPOINTMENTS
~ Jim Martin and Rich Kaplan to Assume New Management Responsibilities ~

Oshkosh, WI -- October 9, 2003 -- Oshkosh B'Gosh, Inc. (NASDAQ:GOSHA), today announced that Jim Martin has been appointed to the newly created position of promoted to Senior Vice President of Merchandising and Special Markets, effective immediately.

Most recently, Mr. Martin served as Senior Vice President of Wholesale and Special Markets. In his new role, Mr. Martin will assume the responsibility of oversight of all apparel merchandising activities as well as continued management of the licensed Genuine Kids business at Target. He will continue to report to Douglas W. Hyde, Chairman, President and Chief Executive Officer. Prior to joining OshKosh B'Gosh in January 2000, Mr. Martin was employed for 15 years by Carson Pirie Scott & Company, a division of Saks, Inc., where he held various positions, including Vice President and Divisional Merchandise Manager of Children's.

Mr. Martin succeeds Barbara Widder, Senior Vice President Product Development, who will be retiring from the Company in December after 13 years of exemplary service.

In a related move, Rich Kaplan has been promoted to Vice President of Wholesale, where he will assume overall responsibility for the wholesale business from Mr. Martin and report directly to David L. Omachinski, Executive Vice President, Chief Operating Officer and Chief Financial Officer. Mr. Kaplan joined the Company in July 2000 after 12 years of sales and management experience with several well-known retail and apparel firms.

Douglas W. Hyde, Chairman, President and Chief Executive Officer, stated, "First, I'd like to thank Barbara for her many contributions to OshKosh B'Gosh. Her energy and talent will be missed and we wish her the best in her future endeavors.

"Thanks to the depth of talented and committed employees within our organization, we did not have to look far to find individuals who can further develop the OshKosh brand and help lead the Company into the future. In his four years with our company, Jim has consistently created value thanks to his solid merchandising background and project management skills, highlighted by his leadership of the successful launch of the Genuine Kids brand at Target earlier this year. In addition, Rich's strong sales background and demonstrated success in our wholesale division positions him well to assume full responsibility of the wholesale business. I look forward to working more closely with Jim and Rich as we strive to become America's family brand."

OshKosh B'Gosh, Inc. is best known as a premier marketer of quality children's apparel and accessories, available in over 50 countries around the world. The Company is headquartered in Oshkosh, Wisconsin.